Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Incannex Healthcare Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	2,700,000	(2)	$0.19	$513,190	$0.0001531	$78.42
Total Offering Amount						$513,270		$78.42
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$78.42

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Incannex Healthcare Inc. (the “Registrant”), which may be subject to grant or otherwise issuable after the operation of any anti-dilution and other provisions of the Incannex Healthcare Inc. 2023 Equity Incentive Plan as amended by that certain amendment dated May 27, 2025 (as amended, the “2023 Plan”)

(2)	Represents an increase of 2,700,000 shares of Common Stock of the Registrant authorized for issuance under the 2023 Plan, as approved by the stockholders of the Registrant at the Registrant’s special meeting of stockholders held on May 27, 2025.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based on the average of the high and the low price of the Registrant’s common stock as reported on The Nasdaq Global Market as of a date (June 3, 2025) within five business days prior to filing this Registration Statement.